Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

SECOND QUARTER 2008 RESULTS AND

MAINTAINS 2008 GUIDANCE

Rye Brook, NY – July 31, 2008 – Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended June 30, 2008.

Second Quarter 2008 Highlights

•                  Revenues increased to $1.3 billion

•                  Net income was $28.4 million, or $0.32 per share, including net realized gains of $1.8 million, or $0.02 per share

•                  Repurchased 2.4 million additional shares at a total cost of $26.2 million

Maintains 2008 Guidance

•                  Revenues between $4.6 and $4.9 billion

•                  Earnings per  share of $1.56 to $1.74, excluding realized gains and losses

Second Quarter 2008 Compared to Second Quarter 2007

Excluding net realized gains, Universal American’s net operating profit was $26.6 million, or $0.30 per share. Universal American reported net income of $28.4 million for the second quarter of 2008, or $0.32 per share, which includes $8.5 million, after tax resulting from additional impairments on our fixed maturity portfolio, along with $0.1 million, after tax, of realized losses. In addition, Universal American released a tax valuation allowance of $10.4 million that had been set up in the first quarter of 2008 in connection with impairments taken in that period.

Total revenues for the second quarter of 2008 increased 77.3% to $1.3 billion, as compared to the second quarter of 2007.  Excluding revenues from the MemberHealth business that we acquired in September 2007, total revenues increased by 16.5%.

Management Comments

Richard Barasch, Chairman and CEO, commented: “The results of the second quarter again showed strength in our core businesses. The expansion and profitability of our HMO businesses continued, as we experienced 9% year over year membership growth in our core Southeast Texas market as well as 205% membership growth in our expansion markets in Oklahoma, Dallas and Milwaukee.

“We are also quite pleased with the results in our Medicare Advantage Private Fee-for-Service business (“PFFS”),” Mr. Barasch continued. “Excluding prior period positive development of approximately $11 million, our benefit ratio for the second quarter of 2008 is in line with our guidance and we remain comfortable with our forecast for the balance of 2008. The recent legislation passed by Congress will clearly require us to accelerate our activities in establishing networks in the markets in which we have significant PFFS membership. For 2009, we filed for 17 Medicare Advantage PPO’s and anticipate a significant increase for 2010. This is a major strategic priority for Universal American.

“Our Part D business also performed well and we can report that the MemberHealth business we acquired in 2007 is meeting the revised targets that we set this past March.  We are in the midst of implementing improvements in the cost structure of this business and remain confident that our 2009 bids are well-grounded.

“We have taken additional impairments in our subprime portfolio based on further declines in market values. Nevertheless, we have a strong balance sheet, including $126 million of unregulated cash at the holding company at the end of the quarter, which gives us the flexibility to resume repurchasing our shares under our second $50 million share buyback program.”

Medicare Advantage

In the second quarter of 2008, Universal American’s Medicare Advantage business grew 2.0% to approximately 242,600 members from approximately 238,000 members as of June 30, 2007. Revenues increased by 26% year over year to $623.2 million. Pre-tax income for the same period increased $13.0 million to $33.4 million largely as a result of approximately $11 million of positive prior period reserve development in PFFS. As a result, the benefit ratio for PFFS in 2007 was 86%, after considering the positive reserve development. Backing out this positive development, the benefit ratio for PFFS for the second quarter of 2008 was 87.5%, which is consistent with our guidance for the second quarter and the full year. As of the end of June, 2008, we had approximately 188,000 PFFS members.

We continued to generate excellent results from our Medicare Advantage HMOs. Our HMO membership grew 16% year over year to approximately 54,600 as of June 30, 2008 and our profitability remains strong.

Medicare Part D

As of June 30, 2008, Universal American had approximately 1,295,000 members in the Community CCRxSM prescription drug plans (“PDP’s”) and 507,000 members in the Prescription PathwaySM PDP’s that we currently operate in a strategic alliance with Caremark Pharmacy Services, a subsidiary of CVS Caremark. In the second quarter, our PDP segment reported pre-tax income of $10.6 million on total premiums, before reinsurance and before consideration of the government risk corridor adjustment, of $587.2 million.  Part D Management Services, L.L.C., our joint venture with Caremark Pharmacy Services, contributed $15.3 million of pre-tax income for the quarter.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the Company.  Pre-tax income in the second quarter was $6.4 million, up 16.3% from the same period in 2007, as a result of a change in business mix. Revenues for the second quarter of 2008 declined by 15.8% year over year to $22.1 million, as our affiliated PFFS administration is no longer performed by CHCS.

Traditional Insurance

For the second quarter of 2008, Universal American earned $2.2 million, pre-tax, on $113.6 million of revenues in our traditional insurance business. This compares to a pre-tax income of $8.5 million on $129.3 million of revenues in the second quarter of 2007.  This decline partly reflects an increase in claims in our Medicare supplement business, lower life and annuity revenues, as well as lower investment income.

Balance Sheet Data

Total assets were $3.9 billion as of June 30, 2008, compared with $4.1 billion at December 31, 2007.  Total cash and investments were $1.6 billion at June 30, 2008, compared to $1.8 billion at December 31, 2007. Total reserves for policyholder liabilities were $1.8 billion at June 30, 2008, unchanged from December 31, 2007. Stockholders’ equity as of June 30, 2008 was $1.3 billion, or $14.49 per common share, compared to $1.4 billion, or $14.66 per common share, at December 31, 2007.  The principal reasons for the decreases in total assets, total cash and investments, and stockholders’ equity were the writedowns in the Company’s investments and share repurchases, both of which are described below.

The ratio of debt to total capitalization, excluding the effect of FAS 115 and including Universal American’s trust preferreds as debt, increased to 25.6% at June 30, 2008 from 25.4% at December 31, 2007.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Subprime Holdings

In the second quarter of 2008, Universal American recognized additional impairments of $11.8 million on its subprime holdings.  These holdings had a carrying value as of June 30, 2008 of $60.1 million, which reflects $82.6 million of writedowns plus an additional $3.7 million unrealized loss.  In addition, during the second quarter, the Company also recognized impairments of $1.4 million on two commercial mortgage-backed securities. These holdings have a carrying value of $1.1 million at June 30, 2008. During the second quarter, the Company concluded that we can record tax benefits related to our impairment losses for financial statement purposes. As a result, the Company recorded a deferred tax benefit of $4.6 million related to these second quarter impairments. In addition, the Company released a deferred tax valuation allowance of $10.4 million that had been established at March 31, 2008 in connection with impairments recorded in the first quarter.  The majority of the Company’s subprime holdings are in senior or senior-mezzanine level tranches, which have preferential liquidation characteristics and have an average S&P equivalent rating of AA. The Company continues to review the estimated fair values provided by a third party pricing service and believes that it will recover principal and interest greater than the market prices currently indicate.

Share Repurchase Program

As of June 30, 2008, Universal American had repurchased 4.4 million shares of its stock at a total cost of $50.0 million during 2008, of which it repurchased 2.4 million shares at a total cost of $26.2 million in the second quarter. The Company has not begun purchases of stock under its second authorization announced on June 9, 2008. The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time or price.

Guidance

Universal American expects to earn approximately $1.56 to $1.74 per diluted share for 2008, excluding realized gains/losses on investment transactions as well as subprime writedowns. The table below provides additional information relating to our guidance.

	Reported Six Months ended
	June 30, 2008	3Q08		FY 2008
Diluted EPS (loss) (1)
Operating EPS	$0.11	$0.53	$0.57	$1.56	$1.74
Realized gains / (losses)	(0.31)	0.00	0.00	(0.31)	(0.31)
Reported EPS (loss)	$(0.20)	$0.53	$0.57	$1.25	$1.43

Revenue ($ Million) (2)
Senior Managed Care - Medicare Advantage	$1,190	$580	$620	$2,250	$2,450
Medicare Part D (3)	1,100	400	430	1,850	2,000
Traditional Insurance	235	110	115	455	470
Senior Administrative Services	45	20	23	84	90
Corporate / Eliminations	(30)	(20)	(22)	(70)	(80)
Total Revenue	$2,540	$1,090	$1,166	$4,569	$4,930
Membership
End of quarter Membership
PDP’s	1,802,000	1,800,000	1,820,000	1,800,000	1,820,000
Private Fee-for-Service	188,000	183,000	190,000	183,000	190,000
HMOs	55,600	53,000	56,000	52,000	56,000
Total	2,044,600	2,036,000	2,066,000	2,035,000	2,066,000
Medicare Advantage HMO loss ratio	77.9%	76.0%	78.5%	76.0%	78.5%
Medicare Advantage PFFS loss ratio	87.7%	86.0%	88.0%	86.0%	88.0%

(1) Assumes weighted average diluted shares outstanding of 86.4 million in 3Q 2008 and 88.2 million for full year 2008 and no additional share repurchases.

(2) Excluding realized gains/losses.

(3) Includes Community CCRx, Prescription Pathway and equity income of Part D Management Services, Inc.

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Friday, August 1, 2008, to discuss the second quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.universalamerican.com.  To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software.  We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.universalamerican.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Corp.

Universal American offers a diverse range of healthcare products – including health insurance, managed care, and prescription drug benefits – through its subsidiaries. Its companies are collectively among the leading providers of Medicare Advantage and Medicare prescription drug plans in the U.S., as over 2 million seniors rely on Universal American’s products for their health or prescription drug coverage.  For more information on Universal American, please visit our website at www.universalamerican.com.

*              *              *

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Consolidated Results

Direct and assumed premiums	$1,429.1	$866.3	$2,873.4	$1,670.5

Net premiums and policyholder fees	$1,224.9	$670.3	$2,442.6	$1,258.2
Net investment income	19.5	26.6	43.8	49.0
Other income	10.9	6.9	22.8	13.1

Realized gains / (losses)	(13.3)	(0.3)	(42.3)	1.6
Total revenues	1,242.0	703.5	2,466.9	1,321.9

Policyholder benefits	1,046.4	555.5	2,162.3	1,056.5
Interest credited to policyholders	3.4	4.3	7.5	9.0
Change in deferred acquisition costs	3.3	1.8	10.8	12.2
Amortization of present value of future profits	9.9	1.9	11.8	4.0
Commissions and general expenses, net of allowances	165.7	117.5	332.5	225.1
Total benefits and expenses	1,228.7	681.0	2,524.9	1,306.8

Income (loss) from continuing operations before equity in earnings of unconsolidated subsidiary	13.3	22.5	(58.0)	15.1
Equity in earnings of unconsolidated subsidiary	15.3	13.1	31.3	26.3

Income (loss) from continuing operations before income taxes	28.6	35.6	(26.7)	41.4

Provision for income taxes (1)	(0.2)	(13.3)	9.1	(14.8)

Net income (loss)	$28.4	$22.3	$(17.6)	$26.6

Per Share Data (Diluted)
Net income (loss)	$0.32	$0.35	$(0.20)	$0.43

Weighted Average Shares Outstanding	87.7	63.4	90.0	62.0

See following page for explanation of footnotes.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Income (Loss) before Taxes by Segment

Senior Managed Care-Medicare Advantage	$33.4	$20.3	$33.7	$26.3
Medicare Part D	10.6	9.2	(19.0)	14.2
Traditional Insurance	2.2	8.5	3.2	3.3
Senior Administrative Services	6.4	5.5	12.4	11.3

Corporate	(10.7)	(7.6)	(14.7)	(15.3)

Realized (losses) gains	(13.3)	(0.3)	(42.3)	1.6

Income (loss) from continuing operations before income taxes	$28.6	$35.6	$(26.7)	$41.4

BALANCE SHEET DATA	June 30, 2008	December 31, 2007
Total cash and investments	$1,554.2	$1,815.6
Total assets	$3,904.7	$4,089.8
Total policyholder related liabilities	$1,847.9	$1,800.7
Outstanding bank debt	$322.4	$349.1
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,248.8	$1,351.1
Book value per common share	$14.49	$14.66
Diluted weighted average shares outstanding-year to date	90.0	71.5

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding FAS 115) *	$1,255.5	$1,351.2
Diluted book value per common share (excluding FAS 115) * (2)	$14.32	$14.40
Debt to total capital ratio * (3)	25.6%	25.4%

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate for the quarter ended June 30, 2008 was 0.7% and was 37.4% for the same quarter of 2007. The effective tax rate for the second quarter of 2008 includes release of a tax valuation allowance relating to net deferred tax assets of $10.4 million for subprime impairment. Excluding net realized losses, the effective tax rate for the quarter ended June 30, 2008 was 36.5% and was 37.5% for the same period in 2007. The effective tax rate for the six months ended June 30, 2008 was 34.1% and was 35.7% for the same period in 2007. Excluding net realized losses, the effective tax rate for the six months ended June 30, 2008 was 36.5% and was 35.8% for the same period in 2007.

(2)

Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3)

The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  You should not consider non-GAAP measures to be an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	June 30, 2008	December 31, 2007
Total Stockholders’ Equity (excluding FAS 115)
Total stockholders’ equity	$1,248.8	$1,351.1
Less: Accumulated other comprehensive loss	6.7	0.1

Total stockholders’ equity (excluding FAS 115)	$1,255.5	$1,351.2

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	June 30, 2008	December 31, 2007
Diluted Book Value per Common Share
Total stockholders’ equity	$1,248.8	$1,351.1
Proceeds from assumed exercises of vested options	9.3	24.5
	$1,258.1	$1,375.6
Diluted common shares outstanding	88.3	95.6

Diluted book value per common share	$14.24	$14.39

Total stockholders’ equity (excluding FAS 115)	$1,255.5	$1,351.2
Proceeds from assumed exercises of vested options	9.3	24.5
	$1,264.8	$1,375.7
Diluted common shares outstanding	88.3	95.6

Diluted book value per common share (excluding FAS 115)	$14.32	14.40

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	June 30, 2008	December 31, 2007
Debt to Total Capital Ratio
Outstanding bank debt	$322.4	$349.1
Other long term debt	110.0	110.0
Total outstanding debt	$432.4	$459.1

Total stockholders’ equity	$1,248.8	$1,351.1
Outstanding bank debt	322.4	349.1
Other long term debt	110.0	110.0
Total Capital	$1,681.2	$1,810.2

Debt to total capital ratio	25.7%	25.4%

Total stockholders’ equity (excluding FAS 115)	$1,255.5	$1,351.2
Total outstanding bank debt	322.4	349.1
Total outstanding trust preferred securities	110.0	110.0
Total Capital	$1,687.9	$1,810.3

Debt to total capital ratio (excluding FAS 115)	25.6%	25.4%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

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CONTACT:

- OR-

INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein	The Equity Group Inc.
Executive Vice President &	www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609